EXHIBIT 10.1

FY13 Annual Incentive Compensation Plan

Esterline Technologies Corporation

1.	Purpose. Esterline Technologies Corporation (the “Company”) has established this Annual Incentive Plan (“Annual IC Plan” or the “Plan”) to reward its officers and selected senior managers for prudent decisions and actions that deliver financial results for shareholders in this fiscal year. The Annual IC Plan is designed to reward Participants for successful achievement of two business performance goals, and to provide incentives for them to achieve outstanding results.

2.	Annual IC Terms. The Company established this Annual IC Plan pursuant to its 2004 Equity Incentive Plan, as amended (“2004 Plan”). The terms of a Participant’s appointment, this document, and the 2004 Plan together constitute the “Annual IC Terms.” Provided, however, that upon shareholder approval of a proposed 2013 Incentive Plan (“2013 Plan”), the 2013 Plan will automatically and retroactively replace the 2004 Plan in all respects as part of the Annual IC Terms.

3.	Participation.

a.	Selection. The Company’s officers and other senior managers employed by the Company’s corporate offices are eligible to participate in this Annual IC Plan. Appointment to the Plan is effective for a single fiscal year and requires recommendation by the Company’s Chief Executive Officer (“CEO”), and approval by either the Company’s Board of Directors (“the Board”) or by its Compensation Committee (“the Committee”); provided, however, that the CEO’s appointment may be decided only by the Board, based on Committee recommendation. Esterline’s CEO may also appoint eligible employees to the Annual IC Plan, provided such employees do not report directly to the CEO. Employees appointed to the Plan are referred to as “Participant(s)”.

b.	Mid-Year Appointments. Participants may be appointed to the Plan at any time. If appointed after the first fiscal quarter, however, Participants will receive a pro-rata award for the portion of the fiscal year following their appointment, calculated as provided in section 6 below.

4.	Performance Goals. The Plan has two business performance goals for the fiscal year (“Annual IC Goals”), as follows: earnings per share achievement to budget (“EPS”), weighted at 70% of the Plan’s goals; and adjusted return on sales (“ROS”), weighted at 30% of the Plan’s goals. The numerical values for these goals will be determined by the Company and stated in Participant appointment letters.

5.	Plan Awards. Appointment letters will also establish a Target Award for each Participant, expressed as a percentage of the Participant’s base salary in effect on the last day of the fiscal year. Participants will earn 100% of their Target Award if the Company achieves Plan Goals. Participants’ actual awards will vary from their Target Awards if the Company performs above or below Plan Goals. Participants will receive no award if Company results fall short of certain minimum threshold levels. At such thresholds, Participants will earn 25% of their Target Award. Participants will receive up to a maximum of 200% of their Target Award if Company performance exceeds Plan Goals and reaches certain maximum performance levels. Between the Plan’s threshold and maximum goals, Participants’ awards will increase or decrease from target levels in proportion to the Company’s incremental achievement.

6.	Calculations.

a.	Performance Goals. Esterline will calculate EPS achievement on a fully-diluted basis and before extraordinary items. ROS will be calculated as total operating profit, minus corporate expenses, divided by total sales, with adjustments (if any) to each such factor to remove the effects of acquisition or divestiture activity.

b.	Pro-rata Awards. For Participants appointed after the first fiscal quarter, pro-rata award calculations will be based on the portion of the fiscal year following their appointment, measured in full-month increments and rounded up for months in which a Participant was actively employed under the Plan for 15 days or more, and rounded down for active employment under the Plan of 14 days or less.

7.	Adjustments. The Committee may exercise its discretion to ensure Participants receive an equitable award by adjusting: (a) Plan calculations to include or exclude unusual items, in whole or in part; (b) an individual Participant’s actual award; or (c) the factors used to calculate Plan awards. Such adjustments may be made if unanticipated events occur or unusual business conditions develop after the beginning of a fiscal year that materially alter earnings or returns, such as significant acquisitions or divestitures. Notwithstanding the forgoing, the Committee may not adjust individual awards for any Participant who is a covered employee for purposes of Section 162(m) of the Internal Revenue Code of 1986 in such a manner as would increase the amount of compensation otherwise payable to that employee. The maximum range of any individual award adjustments under (b) above is limited to either 25% of the Participant’s actual award or 25% of the Participant’s Target Award, whichever is greater. The Committee must seek and consider advice from an independent executive compensation expert before deciding to make either type of adjustment under this section.

8.	Payment. Subject to section 9 below, the Company will pay Plan awards within 60 days following fiscal year-end, provided Company auditors have issued an opinion consistent with the calculations, the Committee has approved the awards, and Participants remain employed through the payment date.

9.	Employment Status Changes. Except as otherwise determined by the CEO, Committee, or Board, consistent with the levels of authority outlined in section 3.a. above:

a.	Suspension, Resignation, or Discharge. All Participant rights under this Plan will be suspended during any period of suspension from employment. A Participant’s appointment will automatically end when s/he leaves employment with the Company for any reason other than Retirement, Disability, or death.

b.	Retirement, Disability, or Death. If a Participant leaves employment before the Plan payment date due to Retirement, Disability, or death, the Company will pay a pro-rata amount for the months of active employment as a Participant.

10.	Employment Terms. Participants’ terms of employment remain unchanged by appointment to this Plan, except as specifically provided in the Annual IC Terms. Nothing in the appointment process or in the Annual IC Terms guarantees continued employment. Participants remain subject to usual Company policies and practices, and to any other employment agreements, service terms, appointments, or mandates to which they are otherwise subject.

11.	Plan Administration & Interpretation. The Committee administers this Plan. As such it shall consider and decide any issues arising under the Plan, and shall oversee and approve actual award calculations and payments. Definitions in the 2004 Plan apply to terms used in this Plan unless otherwise defined here. All references to the “Company” include a “Related Company”, as that term is defined in the 2004 Plan. The Committee’s decisions concerning Plan administration and interpretation are final and binding, except as they might relate to the CEO, in which case the Board has final decision-making authority.

12.	Modification. The Committee may modify or terminate this Plan at any time, provided it pays Participants on a pro-rata basis for any awards earned prior to such change.

13.	Reimbursement. Plan participation and awards are subject to the Board’s Policy on Reimbursement of Incentive Awards, as it might change from time to time.

Approved by the Committee & Board and issued on their behalf.

R. Bradley Lawrence

Chairman, President & CEO

December 6, 2012

FY13 Annual IC Plan